                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            OF COLLAGEN CORPORATION

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
                                                                                           SIX MONTHS ENDED
                                               YEARS ENDED JUNE 30,                          DECEMBER 31,
                              -------------------------------------------------------     -------------------
                               1990        1991        1992        1993        1994        1993         1994
                              -------     -------     -------     -------     -------     ------       ------
Consolidated pre-tax income
  from continuing
  operations................  $11,620     $ 8,737     $ 3,903     $18,312     $ 8,848     $4,037       $6,283
Adjustment related to net
  equity income/loss of less
  than 50% owned
  affiliates................       --          --          32        (968)        269         37          369
Add back fixed charges......    1,707       2,231       2,420       1,557       1,421        758          883
                              -------     -------     -------     -------     -------     ------       ------
                              $13,327     $10,968     $ 6,355     $18,901     $10,538     $4,832       $7,535
                              =======     =======      ======     =======     =======     ======       ======
Fixed charges
  Interest expense..........  $   983     $ 1,000     $   796     $    --     $    --     $   --       $   55
  Interest portion of rent
     expense................      724       1,231       1,624       1,557       1,547        758          828
                              -------     -------     -------     -------     -------     ------       ------
  Total.....................  $ 1,707     $ 2,231     $ 2,420     $ 1,557     $ 1,547     $  758       $  883
                              =======     =======      ======     =======     =======     ======       ======
Ratio of earnings to fixed
  charges...................      7.8x        4.9x        2.6x       12.1x        6.8x       6.4x         8.5x
                              =======     =======      ======     =======     =======     ======       ======
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